UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CUSTOM TRUCK ONE SOURCE, INC.
(Exact name of registrant as specified in its charter)

Delaware		84-2531628
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)
7701 Independence Ave
Kansas City, Missouri 64125
(Address of Principal Executive Offices) (Zip code)

CUSTOM TRUCK ONE SOURCE, INC. AMENDED AND RESTATED 2019 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Christopher J. Eperjesy
Chief Financial Officer
Custom Truck One Source, Inc.
7701 Independence Ave
Kansas City, Missouri 64125
(Name and address of agent for service)

(816) 241-4888
(Telephone number, including area code, of agent for service)

With a copy to:
Julia A. Thompson
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, D.C., 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 6,000,000 additional shares of Common Stock of Custom Truck One Source, Inc. (“we,” the “Company” or the “Registrant”) under the Amended and Restated 2019 Omnibus Incentive Plan (the “Existing Plan”) to increase the total number of shares of common stock, par value $0.0001 per share (“Common Stock”) issuable under the Existing Plan, which constitutes an amendment of the Existing Plan and remains subject to stockholder approval at the 2024 Annual Meeting of Stockholders. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2019 (File No. 333-234083), June 17, 2020 (File No. 333-239243) and June 4, 2021 (File No. 333-256806).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows the Company to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) (File No. 001-38186), filed with the SEC on March 7, 2024;
(b)The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024, that are incorporated by reference into the Annual Report;

(c) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (File No. 001-38186), filed with the SEC on May 2, 2024;
(d) The Company’s Current Reports on Form 8-K (File No. 001-38186), filed with the SEC on March 12, 2024, and March 15, 2024; and
(e) The description of the Common Stock under “Description of Securities” included in the Company’s registration statement on Form S-3 filed with the SEC on May 6, 2021.
All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; and (v) an officer in any action by or in the right of the corporation.

The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that the person is the legal representative, is or was a director or officer of the Company or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. With respect to any such Proceeding initiated by any such indemnified person, the Company will be required to indemnify such person only if the Proceeding was authorized in the specific case by the board of directors of the Company.

The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.

Pursuant to the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended, the “Merger Agreement”), pursuant to which Nesco Holdings I, Inc. became a wholly owned subsidiary of Capitol Investment Corp. IV (“Capitol,” the predecessor of Nesco Holdings, Inc. (“Nesco,” the predecessor of the Company) prior to the consummation of the transactions under the Merger Agreement), Nesco (now the Company) is required to indemnify former directors and officers of Nesco Holdings I, Inc., Capitol and their respective subsidiaries, to the fullest extent permitted under applicable law and organizational documents, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of or pertaining to matters existing or occurring at or prior to July 31, 2019 (the “Effective Time”). The Company is required to maintain until July 31, 2025, effective directors’ and officers’ liability insurance covering individuals that were covered by Nesco Holdings I, Inc.’s and its subsidiaries’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement. In addition, prior to the Effective Time, Capitol purchased a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Capitol’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, which insurance policies remain effective for the Company.

Pursuant to the Purchase and Sale Agreement, dated as of December 3, 2020 (as amended, the “Purchase Agreement”), pursuant to which Nesco (the predecessor of the Company prior to the consummation of the transactions under the Purchase Agreement) acquired Custom Truck One Source, L.P., the Company is required to indemnify all of the then current and former directors, managers and officers of Custom Truck One Source, L.P. and its subsidiaries (together, “CTOS legacy D&Os”), to the fullest extent permitted under applicable law and organizational documents, for actions or omissions occurring in their capacity as such at or prior to the closing of the transactions (the “Closing”). From and after the Closing until the sixth anniversary thereof, the Company is also required to maintain a tail insurance policy for directors and officers of CTOS legacy D&Os not to exceed certain insurance cap.

The above discussion of Sections 145 and 102 of the DGCL, the Company’s Certificate of Incorporation, Bylaws and the applicable provisions of the Merger Agreement and the Purchase Agreement, is not intended to be exhaustive and is respectively qualified in its entirety by Sections 145 and 102 of the DGCL, the Company’s Certificate of Incorporation, Bylaws and the Merger Agreement and the Purchase Agreement.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

3.1
Third Amended and Restated Certificate of Incorporation of Custom Truck One Source Inc. (incorporated by reference to Annex A to Custom Truck One Source, Inc.’s Definitive Proxy Statement on Schedule 14A (File No. 001-38186) filed on April 28, 2023)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (File No. 001-38186) filed on April 2, 2021)
5.1*	Opinion of Latham & Watkins LLP
10.1
Custom Truck One Source, Inc. Amended and Restated 2019 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-38186) filed on June 10, 2021)

10.2
Custom Truck One Source, Inc. Amendment of the Amended and Restated 2019 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-38186) filed on April 26, 2024)

23.1*	Consent of Ernst & Young LLP
23.2	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page of this Registration Statement)
107*	Filing Fee Table
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Missouri, on May 7, 2024.

Custom Truck One Source, Inc.
By:	/s/ Christopher J. Eperjesy
Christopher J. Eperjesy
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ryan McMonagle, Christopher J. Eperjesy and Paul Jolas, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan McMonagle	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2024
Ryan McMonagle

/s/ Christopher J. Eperjesy	Chief Financial Officer (Principal Financial Officer)	May 7, 2024
Christopher J. Eperjesy

/s/ R. Todd Barrett	Chief Accounting Officer (Principal Accounting Officer)	May 7, 2024
R. Todd Barrett

/s/ Marshall Heinberg	Director (Chairman)	May 7, 2024
Marshall Heinberg

/s/ Fred Ross	Founder and Director	May 7, 2024
Fred Ross

/s/ David Wolf	Director	May 7, 2024
David Wolf

/s/ Louis Samson	Director	May 7, 2024
Louis Samson

/s/ Georgia Nelson	Director	May 7, 2024
Georgia Nelson

/s/ Mary Jackson	Director	May 7, 2024
Mary Jackson

/s/ David Glatt	Director	May 7, 2024
David Glatt

/s/ Paul Bader	Director	May 7, 2024
Paul Bader

/s/ Rahman D’Argenio	Director	May 7, 2024
Rahman D’Argenio

/s/ Mark Ein	Director	May 7, 2024
Mark Ein